EX-99.i.2

Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, PA 19103
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

September 18, 2020

Board of Trustees
Delaware VIP Trust
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re:	Delaware VIP Trust File Nos. 811-05162; 033-14363

Ladies and Gentlemen:

We have acted as counsel to Delaware VIP Trust, which is a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 90 (the “Amendment”) to its Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of Service Class shares of beneficial interest for the Delaware VIP International Series (the “Series”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-laws and resolutions adopted by the Trust’s Board of Trustees in connection with establishing Service Class shares for the Series, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Service Class shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2. The Service Class shares of the Series will be issued against payment therefor as described in the Series’ Prospectus and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

Board of Trustees
September 18, 2020

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Trust’s Post-Effective Amendment No. 90.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/Taylor Brody
Taylor Brody